Exhibit 10.5

ALPHATEC HOLDINGS, INC.

Performance Stock-Based Award Grant Notice
Performance Stock-Based Award Grant under the Company’s
2016 Employment Inducement Award Plan

1. Name and Address of Participant:

2. Date of Grant of Performance Stock-Based Award:
3. Target Value:	$
4. Maximum Value:	$
5. Vesting and Settlement of Award:	Subject to the terms of the Performance Stock-Based Award Agreement, the award shall vest and be settled as set forth on Exhibit A to the Performance Stock-Based Award Agreement.

The Company and the Participant acknowledge receipt of this Performance Stock-Based Award Grant Notice and agree to the terms of the Performance Stock-Based Award Agreement attached hereto and incorporated by reference herein, the Company’s 2016 Employment Inducement Award Plan and the terms of this award as set forth above.

ALPHATEC HOLDINGS, INC.

By:
Name:
Title:

Participant

ALPHATEC HOLDINGS, INC.

PERFORMANCE STOCK-BASED AWARD AGREEMENT

INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of the date of grant set forth in the Performance Stock-Based Award Grant Notice between Alphatec Holdings, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Performance Stock-Based Award Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the 2016 Employment Inducement Award Plan (the “Plan”), to promote the interests of the Company by providing an incentive for Eligible Individuals of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant a Stock-Based Award with a Target Value as set forth in the Performance Stock-Based Award Grant Notice (the “Award”) in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth;

WHEREAS, the Award is intended to constitute an “employment inducement” award under Nasdaq Stock Market (“Nasdaq”) Rule 5634(c)(4), and consequently is intended to be exempt from the Nasdaq rules regarding stockholder approval of stock option plans or other equity compensation arrangements; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Grant of Award. The Company hereby grants to the Participant the Award. Subject to Section 2(c) below, the Award represents the right to receive the Participant’s Final Award Amount (as defined in Exhibit A to this Agreement), if any, in the form of Shares based on the achievement of the performance objectives set forth in Exhibit A to this Agreement, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.    Vesting and Payment of Award.

(a)    Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth on Exhibit A to this Agreement and is subject to the other terms and conditions of this Agreement and the Plan. Subject to Section 2(c) below, the Participant’s Final Award Amount, if any, shall become payable in the form of such number of Shares as is determined by dividing (x) the Final Award Amount (as determined in Exhibit A to this Agreement) by (y) the volume-weighted average trading price per Share for the ten day period prior to the applicable vesting date. Such Shares shall thereafter be delivered by the Company to the Participant within ten days of the applicable vesting date (as determined in Exhibit A to this Agreement) and in accordance with this Agreement and the Plan (or, in the event the Vesting Date is the date of a Change of Control, the Award shall be settled immediately prior to such Change of Control).

(b)    Except as otherwise set forth in Exhibit A to this Agreement or the Plan, if the Participant ceases to be employed or providing services for any reason by the Company or by an Affiliate (the “Termination”) prior to the vesting of the Award as set forth in Exhibit A to this Agreement, then as of the date of such Termination, the Award shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

(c)    Notwithstanding anything to the contrary contained in this Agreement, in no event will more than 175,000 Shares be issued to Participant pursuant to this Section 2. In the event the Final Award Amount cannot be fully satisfied with Shares pursuant to Section 2(a) above, any remaining portion of the Final Award Amount shall be paid to the Participant in cash when the Shares are issued to the Participant pursuant to Section 2(a) above.

3.    Prohibitions on Transfer and Sale. This Award shall not be transferable by the Participant otherwise than (a) by will or by the laws of descent and distribution, or (b) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the Shares (or cash) to be issued pursuant to this Agreement shall be issued, during the Participant's lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant's guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.    Adjustments. The Plan contains provisions covering the treatment of the Award and Shares in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

5.    Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of Shares shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Shares to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason, Participant will not be able to transfer or sell any of the Shares issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any applicable securities law, rule or regulation.

6.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration. Participant’s right and interest in the Award represents a mere unfunded and unsecured contingent promise to pay by the Company.

7.    Incorporation of the Plan. The Participant specifically understands and agrees that the Award and the Shares to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference.

8.    Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes with respect to the Award or the shares of Common Stock issuable upon settlement of the Award, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Administrator, as follows:

(a)    by withholding from any cash payable to the Participant pursuant to Section 2(c), if any, or through reducing the number of Shares entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional Shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a Share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck;

(b)    requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or

(c)    if the Company believes that the sale of Shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of Shares as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of Shares. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of Shares, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of Shares and payment of the withholding obligation to the Company.

The Company shall not deliver any Shares to the Participant until it is satisfied that all required withholdings have been made.

9.    Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a)    The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate.

(b)    The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(c)    The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d)     The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

(e)    The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the Shares is unknown and cannot be predicted with certainty.

(f)    The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

(g)    Prior to actual issuance of any Shares, the Awards represent an unsecured obligation of the Company, payable only from the general assets of the Company.

10.    Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Alphatec Holdings, Inc.
5818 El Camino Real
Carlsbad, CA 92008
Attn: General Counsel

If to the Participant at the address set forth on the Performance Stock-Based Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

11.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of Delaware and agree that such litigation shall be conducted in the state courts of the state of New Castle, Delaware or the federal courts of the United States for the District of Delaware.

12.    Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13.    Entire Agreement. This Agreement, together with the Performance Stock-Based Award Grant Notice and the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

14.    Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.    Section 409A. The Award evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT A

PERFORMANCE STOCK-BASED AWARD AGREEMENT

VESTING SCHEDULE

1.    Vesting Schedule. Subject to Section 2 below, in the event that Participant remains employed by or providing services to the Company or an Affiliate through the earlier of (a) September 14, 2019 and (b) a Change of Control (the “Measurement Date”), the Final Award Amount (as defined below), if any, shall become payable to Participant as provided in Section 2 of the Performance Stock-Based Award Agreement to which this Exhibit A is attached.

For purposes of this Exhibit A, except as set forth in Section 2 below, “Final Award Amount” shall mean the product of (a) the Target Value specified in the Performance Stock-Based Award Grant Notice, multiplied by (b) a percentage determined pursuant to the table below based on the Market Capitalization (as defined below) of the Company on the Measurement Date:

Market Capitalization* (in millions)	Vesting* (Percentage of Target Value)
< $100	0%
$100	40%
$150	60%
$200	80%
$250	100%
$300	120%
$350	140%
$400	160%
$450	180%
$500	200%
$550	220%
$600	240%
$625	260%
>$625	260%

* Linear interpolation will be used for both Market Capitalization and the vesting percentage for performance between stated levels (e.g., a Market Capitalization of $275 million yields a vesting percentage of 110%).

For the avoidance of doubt, if the Market Capitalization is less than $100 million as of the Measurement Date, then the Final Award Amount shall be zero and no amount shall be payable to the Participant under the Award.

For purposes of this Exhibit A, “Market Capitalization” shall equal the product of (a) the Fair Market Value of a Share as of the Measurement Date (which, in the event of a Change of Control of the Company shall be the fair market value of the consideration received by a holder of a Share in connection with the Change of Control, as determined by the Board) and (b) the number of Shares outstanding as of the Measurement Date. Notwithstanding the foregoing, in the event of a Change of Control occurring before September 14, 2017, the Market Capitalization shall equal the greater of (a) $100 million and (b) the product of (x) the fair market value of the consideration received by a holder of a Share in connection with the Change of Control, as determined by the Board, and (y) the number of Shares outstanding as of the Measurement Date; and in the event of a Change of Control occurring on or after September 14, 2017, the Market Capitalization shall equal the greater of (1) $250 million and (2) the product of (x) the fair market value of the consideration received by a holder of a Share in connection with the Change of Control as determined by the Board and (y) the number of Shares outstanding as of the Measurement Date.

2.    Vesting in the Event of Termination Due to Disability or Death. In the event of the Participant’s Termination due to the Participant’s death or Disability prior to the Measurement Date, the date of such Termination shall be the “Measurement Date” for purposes of Section 1 above and the Award shall become payable on the date of Termination with respect to (a) the product of (i) the Target Value, multiplied by (ii) the percentage determined in accordance with the table above based on the Market Capitalization of the Company on the date of Termination, multiplied by (b) a fraction determined by dividing (i) the number of days during the three year period commencing September 14, 2016 that have elapsed through the date of Termination, by (ii) 1,095, and the resulting value, if any, shall be the “Final Award Amount” payable to Participant as provided in Section 2 of the Performance Stock-Based Award Agreement to which this Exhibit A is attached.

3.    Forfeiture. Subject to Section 2 above, the Participant must not have experienced a Termination prior to the Measurement Date in order to be eligible to vest in the Award. In the event of the Participant’s Termination prior to the Measurement Date (other than as provided in Section 2 above), the Award shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.